Exhibit 10.3

SPECIAL PARTNERSHIP UNIT REPURCHASE AGREEMENT

This Special Partnership Unit Repurchase Agreement (this “Agreement”) is entered into as of July 12, 2012 (the “Effective Date”), by and between Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership (the “Partnership”) and Dividend Capital Total Advisors Group LLC, a Delaware limited liability company (“DCTAG”).

RECITALS

A. DCTAG purchased 200 Special Partnership Units (as defined in the Third Amended and Restated Limited Partnership Agreement of the Partnership) from the Partnership for an aggregate purchase price of $1,000.

B. The 200 Special Partnership Units purchased by DCTAG constitute all of the issued and outstanding Special Partnership Units of the Partnership.

C. The Partnership now wishes to repurchase the 200 Special Partnership Units back from DCTAG, and DCTAG wishes to sell such Special Partnership Units back to the Partnership.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Sale of Special Partnership Units. For good and valuable consideration, receipt of which is hereby acknowledged, DCTAG does hereby sell, assign, transfer, convey, grant, bargain, set over, release and deliver 200 Special Partnership Units unto the Partnership, its successors and assigns, to have and to hold forever, free and clear of any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. The parties hereto acknowledge that as a result of the foregoing sale, DCTAG shall have no remaining interest in any Special Partnership Units in the Partnership.

2. Consideration for Sale. In consideration of the foregoing sale of 200 Special Partnership Units, on the Effective Date the Partnership shall pay to DCTAG $1,000, which amount is equal to the aggregate purchase price previously paid by DCTAG to the Partnership for such Special Partnership Units.

3. Entire Agreement. This Agreement sets forth all of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof, and there are no promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein.

4. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties hereto shall not have signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP

By:	Dividend Capital Diversified Property Fund Inc., its General Partner

By:	/s/ Guy M. Arnold
Guy M. Arnold
President

DIVIDEND CAPITAL TOTAL ADVISORS GROUP LLC

By:	/s/ John A. Blumberg
John A. Blumberg
Manager

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